Exhibit 99.1

FreePCSQuote.Com, Inc. to be officially renamed Digital Learning Management Corporation, announces new trading symbol “DGTL”

March 18, 2004: Los Angeles, California. FreePCSQuote.Com, Inc. (OTCBB:FPQT) today announced that effective as of the opening of the markets on March 19, 2004, the new trading symbol for the Company’s common stock on the Over-The-Counter Bulletin Board will change from “FPQT” to “DGTL”. The new symbol reflects the change in the Company’s name to Digital Learning Management Corporation. The previously announced name change and 7.8680269:1 forward split of the Company's common stock will also be effective as of the opening of the markets on March 19, 2004.

About the Company

The Company is a provider of private post-secondary education in North America. Its education institutions offer a broad range of academic programs in Information Technology, Business & Management, Telecommunications and other Applied Industrial Technologies, culminating in the award of certificates through Bachelor degrees. With its proprietary "CourseMate Virtual University" system, its learning institutions are able to seamlessly implement a "Blended Learning" environment and provide a powerful learning experience, whether in a traditional classroom setting or delivered directly to a desktop computer. CourseMate VU is a powerful e-Learning platform that fully integrates all aspects of learning, resulting in a profoundly effective way to instruct and learn. The Company is a fully reporting public company and all filings may be viewed at www ..sec.gov.

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward- looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:
      Zeb Bhatti, 310-921-3444
      www.dliedu.com

        WestPark Capital, Inc.
        (310) 843-9300
        www.wpcapital.com